Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-219203, 333-223428, 333-226440 and 333-231884) and Form S-3 (Reg. Nos. 333-223425, 333-226514, 333-228483, 333-234340, 333-233399, and 333-231631) of our report dated April 1, 2019, relating to the consolidated financial statements of RumbleOn, Inc. as of and for the year ending December 31, 2018, appearing in this Annual Report on Form 10-K of RumbleOn, Inc. for the year ended December 31, 2019.

/s/ Scharf Pera & Co., PLLC

Charlotte, North Carolina
May 29, 2020